As filed with the Securities and Exchange Commission on April 24, 2026

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tesla, Inc.

(Exact name of registrant as specified in its charter)

Texas	91-2197729
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Tesla Road

Austin, Texas 78725

(Address of Principal Executive Offices, Including Zip Code)

Tesla, Inc. 2018 CEO Performance Award

(Full title of the plan)

Elon Musk

Chief Executive Officer

1 Tesla Road

Austin, Texas

(512)-516-8177

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Brandon Ehrhart General Counsel Tesla, Inc. 1 Tesla Road Austin, Texas 78725 (512) 516-8177	Scott D. Miller Sullivan & Cromwell LLP 125 Broad Street New York, NY 1004 (212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Tesla, Inc. (“Tesla” or the “Registrant”), to register 303,960,630 shares of Tesla’s common stock, $0.001 par value per share (“Common Stock”), comprising shares of Common Stock issuable to Mr. Musk under the 2018 CEO Performance Award granted to him by the Company on January 21, 2018 (the “Award”). On April 21, 2026, Mr. Musk entered into an implementation agreement with the Company relating to the exercise of the 2018 CEO Performance Award (the “Implementation Agreement”), and upon exercise, such shares may be issued subject to the terms in the Implementation Agreement. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Award by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

1

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) Prospectus

The documents containing the information specified in Part I of Form S-8 (including plan and registrant information) will be delivered to participants in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, together with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The SEC allows the Registrant to “incorporate by reference” the information the Registrant files with the SEC, which means that the Registrant can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with (rather than furnished to) the SEC will update and supersede this information. The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

A.     The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on January 29, 2026;

B.     All other reports filed by the Registrant with the SEC pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (A) above; and

C.     The description of the Registrant’s Common Stock contained in Exhibit 4.17 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on January 29, 2026, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Notwithstanding the foregoing, the Registrant is not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been furnished to, rather than filed with, the SEC.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s certificate of formation contains provisions that limit the liability of the Registrant’s directors for monetary damages to the fullest extent permitted by Texas law, as it presently exists or may hereafter be amended from time to time. Consequently, the Registrant’s directors will not be personally liable to the Registrant or the Registrant’s shareholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty;

•	any act or omission not in good faith or that constitutes a breach of duty to the Registrant or involves a knowing violation of law;

•	any transaction from which the director received an improper personal benefit; or

•	where liability is otherwise expressly provided by an applicable statute.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

The Registrant’s certificate of formation and amended and restated bylaws provide that the Registrant is required to indemnify the Registrant’s directors and officers, in each case to the fullest extent permitted by Texas law. Any repeal of or modification to the Registrant’s amended and restated certificate of incorporation or amended and restated bylaws may not adversely affect any right or protection of a director or officer for or with respect to any acts or omissions of that director or officer occurring prior to that amendment or repeal. The Registrant’s amended and restated bylaws also provide that the Registrant will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether the Registrant would otherwise be permitted to indemnify him or her under the provisions of Texas law. The Registrant has obtained a liability insurance policy in respect of certain potential liabilities of directors and officers.  The Registrant has entered and expects to continue to enter into agreements to indemnify the Registrant’s directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Registrant believes that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

The limitation of liability and indemnification provisions in the Registrant’s certificate of formation and amended and restated bylaws may discourage shareholders from bringing a lawsuit against the Registrant’s directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and officers, even though an action, if successful, might benefit the Registrant and other shareholders. Further, a shareholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling the Registrant, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Certificate of Formation of Tesla, Inc.	10-Q	001-34756	3.1	July 24, 2024

4.2	Amended and Restated Bylaws of Tesla, Inc.	8-K	001-34756	3.1	May 16, 2025

4.3	Tesla, Inc. 2018 CEO Performance Award.	-	-	-	-	X

4.4	Tesla, Inc. 2026 Implementation Agreement.	-	-	-	-	X

4.5	Specimen common stock certificate of the Registrant.	10-K	001-34756	4.1	January 30, 2025

4.6	Fifth Amended and Restated Investors’ Rights Agreement, dated as of August 31, 2009, between Registrant and certain holders of the Registrant’s capital stock named therein.	S-1	333-164593	4.2	January 29, 2010

4.7	Amendment to Fifth Amended and Restated Investors’ Rights Agreement, dated as of May 20, 2010, between Registrant and certain holders of the Registrant’s capital stock named therein.	S-1/A	333-164593	4.2A	May 27, 2010

4.8	Amendment to Fifth Amended and Restated Investors’ Rights Agreement between Registrant, Toyota Motor Corporation and certain holders of the Registrant’s capital stock named therein.	S-1/A	333-164593	4.2B	May 27, 2010

4.9	Amendment to Fifth Amended and Restated Investor’s Rights Agreement, dated as of June 14, 2010, between Registrant and certain holders of the Registrant’s capital stock named therein.	S-1/A	333-164593	4.2C	June 15, 2010

4.10	Amendment to Fifth Amended and Restated Investor’s Rights Agreement, dated as of November 2, 2010, between Registrant and certain holders of the Registrant’s capital stock named therein.	8-K	001-34756	4.1	November 4, 2010

4.11	Waiver to Fifth Amended and Restated Investor’s Rights Agreement, dated as of May 22, 2011, between Registrant and certain holders of the Registrant’s capital stock named therein.	S-1/A	333-174466	4.2E	June 2, 2011

4.12	Amendment to Fifth Amended and Restated Investor’s Rights Agreement, dated as of May 30, 2011, between Registrant and certain holders of the Registrant’s capital stock named therein.	8-K	001-34756	4.1	June 1, 2011

Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.13	Sixth Amendment to Fifth Amended and Restated Investors’ Rights Agreement, dated as of May 15, 2013 among the Registrant, the Elon Musk Revocable Trust dated July 22, 2003 and certain other holders of the capital stock of the Registrant named therein.	8-K	001-34756	4.1	May 20, 2013

4.14	Waiver to Fifth Amended and Restated Investor’s Rights Agreement, dated as of May 14, 2013, between the Registrant and certain holders of the capital stock of the Registrant named therein.	8-K	001-34756	4.2	May 20, 2013

4.15	Waiver to Fifth Amended and Restated Investor’s Rights Agreement, dated as of August 13, 2015, between the Registrant and certain holders of the capital stock of the Registrant named therein.	8-K	001-34756	4.1	August 19, 2015

4.16	Waiver to Fifth Amended and Restated Investors’ Rights Agreement, dated as of May 18, 2016, between the Registrant and certain holders of the capital stock of the Registrant named therein.	8-K	001-34756	4.1	May 24, 2016

4.17	Waiver to Fifth Amended and Restated Investors’ Rights Agreement, dated as of March 15, 2017, between the Registrant and certain holders of the capital stock of the Registrant named therein.	8-K	001-34756	4.1	March 17, 2017

4.18	Waiver to Fifth Amended and Restated Investors’ Rights Agreement, dated as of May 1, 2019, between the Registrant and certain holders of the capital stock of the Registrant named therein.	8-K	001-34756	4.1	May 3, 2019

4.19	Voting Agreement, dated as of September 3, 2025	8-K	001-34756	10.3	November 7, 2025

4.20	Indenture, dated as of May 22, 2013, by and between the Registrant and U.S. Bank National Association.	8-K	001-34756	4.1	May 22, 2013

4.21	Description of Registrant’s Securities	10-K	001-34756	4.17	January 29, 2026

5.1	Opinion of Foley & Lardner LLP.	-	-	-	-	X

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.	-	-	-	-	X

23.2	Consent of Foley & Lardner LLP (contained in Exhibit 5.1 hereto).	-	-	-	-	X

24.1	Power of Attorney (contained on signature page hereto).	-	-	-	-	X

107	Filing Fee Table.	-	-	-	-	X

(1) The Registrant has excluded from the exhibits long-term debt that does not exceed 10 percent of the Company’s total assets and agrees to furnish a copy of the instrument to the Commission upon request.

Item 9.	Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on April 24, 2026.

TESLA, INC.

By:	/s/ Vaibhav Taneja
Vaibhav Taneja
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Elon Musk, Vaibhav Taneja and Brandon Ehrhart and each of them, as his true and lawful attorney in fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney in fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney in fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Elon Musk Elon Musk	Chief Executive Officer and Director (Principal Executive Officer)	April 24, 2026

/s/ Vaibhav Taneja Vaibhav Taneja	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 24, 2026

/s/ Robyn Denholm Robyn Denholm	Director	April 24, 2026

/s/ Ira Ehrenpreis Ira Ehrenpreis	Director	April 24, 2026

/s/ Joe Gebbia Joe Gebbia	Director	April 24, 2026

/s/ Jack Hartung Jack Hartung	Director	April 24, 2026

/s/ James Murdoch James Murdoch	Director	April 24, 2026

/s/ Kimbal Musk Kimbal Musk	Director	April 24, 2026

/s/ JB Straubel JB Straubel	Director	April 24, 2026

/s/ Kathleen Wilson-Thompson Kathleen Wilson-Thompson	Director	April 24, 2026